UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2006

Panacos Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

See disclosure set forth under Item 5.02(c) below.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a)	Not applicable.

(b)	Not applicable

(c)

Effective August 28, 2006, Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”) has appointed Robert Pelletier, age 54, Vice President, Finance and Acting Principal Accounting Officer. From March 2003 to August 2006, Mr. Pelletier was at EPIX Pharmaceuticals, where most recently he served as Executive Director, Finance and Principal Accounting Officer. From July 2000 to March 2003, Mr. Pelletier was Senior Director of Finance at The Medicines Company. Prior to July 2000, Mr. Pelletier spent over nine years as Controller and subsequently Vice President of Finance at AverStar Inc., a software company that provided engineering and software services, products/tools and integrated system solutions to government and commercial customers, and 11 years at Textron, Inc. in various accounting and finance roles. Mr. Pelletier holds a BS in Accounting from the University of Rhode Island, an MBA from Bentley College and is a Certified Public Accountant.

Pursuant to the terms of Mr. Pelletier’s offer letter, his initial base pay is annualized at $200,000, and he is eligible to receive an annual cash bonus targeted at 20% of his annual base pay at the end of each calendar year that he is employed by Panacos. The award and amount, which may be less than or greater than the target amount, of any annual cash bonus shall be determined at the sole discretion of the Board of Directors of the Company, based on the achievement of mutually agreed upon individual and Company performance goals, and Mr. Pelletier’s continued employment with Panacos. Any annual cash bonus will be paid within 60 days following the end of the year to which it relates. Any cash bonus for 2006 will be pro-rated based on Mr. Pelletier’s start date. In connection with his employment, Mr. Pelletier has been granted an initial option to purchase 100,000 shares of Panacos’ common stock with an exercise price of $4.84. The options will vest monthly in 48 equal installments beginning on September 28, 2006. Subject to the termination provisions described below, upon termination of employment, Mr. Pelletier shall have three months to exercise any unexercised, vested options. The offer letter also provides for participation in the customary employee benefits offered by Panacos, such as medical, disability and life insurance and the 401(k) plan. Further, Mr. Pelletier must sign an Employee Non-Disclosure, Non-Competition and Inventions Agreement as a condition of his employment.

Pursuant to the offer letter, if Mr. Pelletier’s employment is terminated without cause or he resigns for good reason, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of six months’ base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Mr. Pelletier’s medical and dental coverage for six months following the termination date. In addition, Mr. Pelletier will have twelve months to exercise any stock options that are exercisable as of such termination date. If, within twelve months following a change of control, as defined in the offer letter, Mr. Pelletier’s employment is terminated without cause or he resigns for good reason, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of one year’s base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Mr. Pelletier’s medical and dental coverage for one year following the termination date. In addition, any outstanding stock options shall become automatically exercisable at the time of such termination or resignation, and Mr. Pelletier will have twelve months from the date of such termination or resignation to exercise any exercisable stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANACOS PHARMACEUTICALS, INC.

Dated: August 30, 2006

By:  /s/    Peyton J. Marshall

        Peyton J. Marshall, Ph.D.

        Acting Chief Executive Officer,

        Chief Financial Officer